EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

NAME                      STATE OF INCORPORATION       DOING BUSINESS AS

M.D.J.B., Inc.                      Delaware         Concept Communications*

Colorado Technical University, Inc. Colorado

Sanford Brown College, Inc.         Delaware         Sanford-Brown College

Ultrasound Technical Services, Inc. New York      Ultrasound Diagnostic Schools

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*  Concept Communications is a division of M.D.J.B., Inc.